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June 14, 2006

Thorium Power, Inc.
8300 Greensboro Drive
Suite 800
McLean, VA 22102

Re:	Material Federal Income Tax Consequences Opinion

Ladies and Gentlemen:

We have acted as counsel to Thorium Power, Inc. (“Thorium Power”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-________), as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed in connection with the registration under the Act of shares of common stock of Novastar Resources, Ltd. (“Novastar”) for issuance to the holders of stock, options and warrants of Thorium Power (the “Thorium Power Holders”) pursuant to the Agreement and Plan of Merger dated February 14, 2006 by and among Novastar, Thorium Power, and TP Acquisition Corp. (the “Agreement”), pursuant to which TP Acquisition Corp. will merge with and into Thorium Power (the “Merger”).

In arriving at the opinion expressed below, we have examined the Agreement, the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In addition, we have relied upon certain assumptions and representations made by Thorium Power management. We have also assumed that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that all actions conducted or to be conducted in connection with the Agreement and the transactions contemplated thereby have been and will be conducted in the manner provided in such documents.

Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, we are of the opinion that the statements appearing under the heading “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement accurately describe the material U.S. federal income tax consequences to the Thorium Power Holders from the Merger.

NEW YORK	SAN FRANCISCO	WASHINGTON, DC	LOS ANGELES	SILICON VALLEY	FLORHAM PARK, NJ

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP
THELEN REID & PRIEST LLP